Perma-Fix Completes Sale of Tulsa Industrial Facility
for Approximately $1. 5 Million

ATLANTA -June 3, 2008 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (“Perma-Fix”) has completed the previously announced sale of one of its Industrial segment facilities located in Tulsa, Oklahoma, to A Clean Environment Company, Inc. (“ACE”) for approximately $1.5 million in cash, subject to certain working capital adjustments during the third quarter of 2008, and the assumption of certain liabilities. ACE is an environmental services company located in Wilson, Oklahoma.

The sale of the Tulsa facility by Perma-Fix represents the third completed transaction in connection with Perma-Fix’s plan to divest all or large part of its Industrial segment. Perma-Fix has previously disclosed the completion of the sale of its Maryland and Dayton, Ohio, facilities within its Industrial segment.

About Perma-Fix Environmental Services

Perma-Fix is a national environmental services company, providing unique mixed waste and industrial waste management services. Perma-Fix has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The Industrial segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 31